March 30, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                         Hartford Life Insurance Company
               Registration Statement on Form S-3 (File No. 333-130089)
               --------------------------------------------------------

Dear Ladies and Gentlemen:

      In connection with the above-referenced Registration Statement on Form S-3, as amended by Pre-Effective Amendment No. 1, 2, 3 and 4 thereto (the "Registration Statement"), as filed with the Securities and Exchange Commission today, March 30, 2006, Hartford Life Insurance Company (the "Company") respectfully requests that, pursuant to the provisions of Rule 461 promulgated under the Securities Act of 1933, as amended, the effective date of the Registration Statement be accelerated so as to permit it to become effective at 3:00 p.m. on March 31, 2006 or as soon thereafter as is practicable.

                              Sincerely yours,

                              HARTFORD LIFE INSURANCE COMPANY

                              By:    /s/ John F. Kennedy
                                  ----------------------------------------
                                   Name: John F. Kennedy
                                   Title: Associate Counsel